EXHIBIT 19

HYPERLIQUID STRATEGIES INC POLICY ON INSIDER TRADING

This policy on insider trading (this “Policy”) describes the standards of Hyperliquid Strategies Inc (the “Company”) and its subsidiaries (together the “Group”) on trading, and causing the trading of the Company’s securities, and the securities of other companies dealing with the Group while in possession of “material non-public information” (as described in this Policy).

This Policy is divided into two parts:

PART 1:

Part 1 prohibits trading in certain circumstances and applies to all directors, officers, employees, contractors, consultants, and designated agents or representatives of the Group (collectively, “Employees”); and

PART 2:

Part 2 imposes special trading restrictions applicable to all (i) directors of the Group, (ii) executive officers of the Group (together with the directors, “Group Insiders”), and (iii) certain other employees or representatives of the Group that the Board of Directors of the Company (the “Board”) may designate from time to time as covered by these special trading restrictions because of their position, responsibilities, or their actual or potential access to material information (together with the Group Insiders, “Covered Persons”).

OVERVIEW

Many jurisdictions (including the U.S) have laws that prohibit so-called “insider trading” of listed securities. As the Company is listed on the Nasdaq, these prohibitions apply to insider trading of the Company’s securities.

Briefly summarized, insider trading occurs when a person uses material non-public information to make decisions to purchase, sell, give away, or otherwise trade the Company’s securities, or the publicly-traded securities of other companies dealing with the Group, or to provide that information to others outside of the Group. The prohibitions against insider trading apply to trades, tips, and recommendations by virtually any person, including all persons associated with the Group, if the information involved is “material” and “non-public.” The prohibitions apply to any Employee who buys or sells securities on the basis of material non-public information that he or she obtained about the Group, its customers, suppliers, partners, competitors, or other companies with which the Group has contractual relationships or may be negotiating transactions.

PART 1

Article I. Applicability and Scope

This Policy applies to all trading or other transactions in (i) the Company’s securities, including common stock, options, and any other securities that the Company may issue, such as preferred stock, notes, bonds, and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company, and (ii) the publicly-traded securities of any other companies, including the Company’s customers or suppliers, including common stock, options, and other securities issued by those companies as well as derivative securities relating to any of those companies’ securities.

This Policy applies to all Employees, regardless of their location.

Article II. General Policy: No Trading or Causing Trading While in Possession of Material Non-public Information

Insider trading prohibitions apply only when an Employee possesses information that is material and “non-public” as defined by this Policy and applicable securities laws. Specifically:

A.
No Employee may purchase or sell, or offer to purchase or sell, any Company security while in possession of Material Non-Public Information about the Group. (The terms “material” and “non-public” are defined below, and information must be both material and non-public to be covered by this Policy (“Material Non-Public Information”).
B.
No Employee who knows of any Material Non-Public Information about the Group may communicate that information to (“tip”) any other person, including family members and friends, or otherwise disclose such information without the Company’s written authorization.
C.
No Employee may purchase or sell any security of any other publicly traded company while in possession of Material Non-Public Information that was obtained in the course of his or her involvement with the Group. No Employee who knows of any such Material Non-Public Information may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s written authorization.
D.
For compliance purposes, Employees should never trade, tip, or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that any Employee has reason to believe is Material Non-Public Information unless such Employee first consults with, and obtains the advance approval of, the Company’s compliance service provider.
E.
Covered Persons must “pre-clear” all trading in securities of the Company in accordance with the procedures set forth in Article IX below.

Article III. Definitions

A.
Material.

Insider trading restrictions apply only if the information any Employee possesses is “material” as defined by this Policy and applicable securities laws.

Materiality involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it is otherwise information that a reasonable investor would want to know before making an investment decision.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition, or introduction of a new service, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or share price should it occur. For example, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small.

When in doubt about whether particular non-public information is material, Employees should presume it is material. If any Employee is unsure whether information is material, they should either (i) consult with the Company’s legal service provider before using such information; or

(ii) assume that the information is material.

B.
Non-public.

Non-public information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.

The fact that information has been disclosed to a few members of the public does not make it “public” for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to duly absorb the information. Even after public disclosure of information about the Group, Employees must wait until the close of business on the second trading day after the information was publicly disclosed before they can treat the information as public. For example, if information is disclosed via press release on a Monday, it can be considered public beginning that Thursday.

As with questions of materiality, if any Employee is unsure whether information is considered public, they should either (i) consult with the Company’s legal service provider or (ii) assume that the information is non-public and treat it as confidential.

Article IV. Exceptions

The trading restrictions of this Policy do not apply to the following:

A.
Options. Exercising stock options granted under the Company’s incentive equity plans for cash or the delivery of Company shares. However, the sale of any shares issued on the exercise of Company-granted share options and any cashless exercise of Company-granted share options are subject to trading restrictions under this Policy.
B.
Other. Any other equity-based compensation arrangement designated by the Board from time-to-time subject to compliance with applicable securities laws.

Article V. Violations of Insider Trading Laws

Penalties for trading on or communicating Material Non-Public Information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties, and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

A.
Legal Penalties.

A person who violates insider trading laws by engaging in transactions in the Company’s securities when he or she has Material Non-Public Information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed Material Non-Public Information. Tippers can be subject to the same penalties and sanctions as the tippees, and regulators and courts have in the past imposed large penalties and custodial sentences even when the tipper did not profit from the transaction.

The regulators can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation” which would apply to the Company itself and/or management and supervisory personnel. In the U.S, these control persons may be held liable for up to the greater of US$2,559,636 or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek substantial penalties from a company and/or its management and supervisory personnel as control persons.

B.
Company-Imposed Penalties.

Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may be granted only by the Company’s legal service provider in writing and must be provided before any activity contrary to the above requirements takes place.

Article VI. Inquiries

If any Employee has any questions regarding any of the provisions of this Policy, they should contact the Company’s legal service provider.

PART 2

Article VII. Blackout Periods

All Covered Persons are prohibited from trading in the Company’s securities during blackout periods as defined below.

A.
Quarterly Blackout Periods. Trading in the Company’s securities is prohibited during the period beginning at the close of the market fourteen (14) calendar days (inclusive) before the end of each fiscal quarter and ending at the close of business on the second trading day following the date that the Company’s financial results are publicly disclosed. During these periods, Covered Persons generally possess or are presumed to possess Material Non-Public Information about the Company’s financial results.

The Company Secretarial Department will notify Covered Persons of the start and the end of these blackout periods.

B.
Other Blackout Periods. From time to time, other types of Material Non-Public Information regarding the Company (such as negotiation of mergers, acquisitions or dispositions, financings or investigation and assessment of cybersecurity incidents, etc.) may be pending and may not be publicly disclosed. While such Material Non-Public Information is pending, the Board may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Board imposes a special blackout period, it will notify the Covered Persons affected through the

Chief Executive Officer or his/her delegate.
C.
Exception. These special trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 (an “Approved 10b5-1 Plan”) that:
1.
has been reviewed and approved at least thirty (30) calendar days in advance of any trades thereunder by the Company’s compliance service provider (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Company’s compliance service provider at least thirty (30) calendar days in advance of any subsequent trades);
2.
provides that no trades may occur thereunder until expiration of the applicable cooling-off period specified in Rule 10b5-1(c)(ii)(B), and no trades occur until after that time. The appropriate cooling-off period will vary based on the status of the Covered Person. For directors and officers, the cooling-off period ends on the later of (x) ninety days after adoption or certain modifications of the 10b5-1 plan; or (y) two business days following disclosure of the Company's financial results in a Form 10-Q or Form 10-K/Form 20-F or Form 6-K for the quarter in which the 10b5-1 plan was adopted. For all other Covered Persons, the cooling-off period ends 30 days after adoption or modification of the 10b5-1 plan. This required cooling-off period will apply to the entry into a new 10b5-1 plan and any revision or modification of a 10b5-1 plan
3.
was entered into in good faith by the Covered Person at a time when the Covered Person was not in possession of Material Non-Public Information about the Group;
4.
gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any Material Non-Public Information about the Group; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and
5.
is the only outstanding Approved 10b5-1 Plan entered into by the Covered Person (subject to the exceptions set out in Rule 10b5-1(c)(ii)(D)).

Article VIII. Trading Window

Covered Persons are permitted to trade in the Company’s securities when no blackout period is in effect. Generally, this means that Covered Persons can trade during the non-blackout periods described in Article VII above. However, even during this trading window, a Covered Person who is in possession of any Material Non-Public Information should not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Article VII(B) above is imposed and will re-open the trading window once the special blackout period has ended.

Article IX. Pre-Clearance of Securities Transactions

A.
Because Group Insiders are likely to obtain Material Non-Public Information on a regular basis, the Company requires all such persons to refrain from trading, even during a trading window under Article VIII, without first pre-clearing all transactions in the Company’s securities. To do so, each officer and director must follow the Procedure for Clearance.
B.
Subject to the exemption in sub-section (D) below, no Company Insider may, directly or indirectly, purchase or sell (or otherwise make any transfer, gift, pledge, or loan of) any Company security at any time without first obtaining prior written approval. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household, and minor children, as well as to transactions by entities over which such person exercises control.
C.
Unless revoked, a grant of permission will normally remain valid until the close of trading two business days following the day on which it was granted. Such time periods shall be reflected in the written approval. If the transaction does not occur during the two-day period, pre-clearance of the transaction must be re-requested.
D.
Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third-party effecting transactions on behalf of the Company Insider should be instructed to send duplicate confirmations of all such transactions to the Company.

Article X. Prohibited Transactions

A.
Company Insiders are prohibited from trading in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell, or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.
B.
Covered Persons, including any person’s spouse, other persons living in such person’s household, and minor children, as well as entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company’s securities unless advance written approval is obtained from the Company’s compliance service provider:
1.
Short-term trading. Company Insiders who purchase Company securities may not sell any Company securities of the same class for at least six months after the purchase;
2.
Short sales. Covered Persons may not sell the Company’s securities short;
3.
Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company’s securities;
4.
Trading on margin or pledging. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and
5.
Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

Article XI. Existing Policies and Procedures

This Policy shall be construed in conjunction with the other governing policies of the Company. Accordingly, any handling of Material Non-Public Information must also comply with the Company’s existing policies and procedures, including the Code of Conduct and Ethics.

Article XII. Amendments

The Company may change or otherwise revise the terms of this Policy from time to time to respond to developments in law and practice. The Company will take steps to inform all affected persons of any material changes or revisions to this Policy.

* * * * *

Adopted January 7, 2026.